EXHIBIT 10.3

WEST END BANK, S.B.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this "Agreement") is made effective as of August 22, 2018 (the "Effective Date"), by and between West End Bank, S.B., an Indiana-chartered savings bank (the "Bank") and Shelley D. Miller ("Executive").  The Bank and Executive are sometimes collectively referred to herein as the "parties."  Any reference to the "Company" shall mean West End Indiana Bancshares, Inc., the stock holding company of the Bank.  The Company is a signatory to this Agreement for the purpose of guaranteeing the Bank's performance hereunder.
WITNESSETH
WHEREAS, the Executive is currently employed as Executive Vice President, Chief Financial Officer and Secretary of the Bank pursuant to an employment agreement, as amended, between the Company, Bank and the Executive entered into as of May 11, 2011 (the "Prior Agreement"); and
WHEREAS, the Company, Bank and Executive desire to amend and restate the Prior Agreement in order to clarify certain provisions of the Prior Agreement and to assure the continued availability of the Executive's services; and

WHEREAS, the Executive has agreed to such changes; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:
1.   POSITION AND RESPONSIBILITIES.
During the term of this Agreement, Executive shall serve as Executive Vice President, Chief Financial Officer and Secretary of the Bank.  The Executive shall report directly to the President and Chief Executive Officer of the Bank or his designee, as selected by the President and Chief Executive Officer.  In addition, the Executive shall perform such executive services for the Bank as may be consistent with her titles and from time to time assigned to her by the Bank's Board of Directors or the President and Chief Executive Officer of the Bank.
2.   TERM AND DUTIES.
(a) Three Year Contract; Annual Renewal.  The term of this Agreement will begin as of the Effective Date and shall continue thereafter for a period of three (3) years.  Beginning on the first annual anniversary date of this Agreement, and on each annual anniversary date thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term; provided that (1) the Bank has not given notice to the Executive in writing at least ninety (90) days prior to such renewal date that the term of this Agreement shall not be extended further; and (2) prior to such renewal date, the disinterested members of the Board have explicitly reviewed and approved the extension and the results thereof shall be included in the minutes of the Board's meeting.  On an annual basis prior to the deadline for the notice period referenced above, the Board shall conduct a performance review of the Executive for the purpose of determining whether to provide notice of non-renewal.  Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.  Notwithstanding the foregoing, in the event that the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control as defined below, then the term of this Agreement shall be extended and shall terminate thirty-six (36) months following the date on which the Change in Control occurs.

(b) Termination of Employment.  Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Bank may terminate Executive's employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.
(c) Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

(d) Duties; Membership on Other Boards.  During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank; provided, however, that, Executive may serve, on the boards of directors of, and hold any other offices or positions in, business companies or business or civic organizations, on which she currently serves (with the knowledge of the board) or which, in the Board's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement.  Executive shall provide the Board of Directors annually for its approval a list of organizations for which the Executive acts as a director or officer.
3.    COMPENSATION, BENEFITS AND REIMBURSEMENT.
(a) Base Salary.  In consideration of Executive's performance of the duties set forth in Section 2, the Bank shall provide Executive the compensation specified in this Agreement.  The Bank shall pay Executive a salary of $123,245.00 per year ("Base Salary"). The Base Salary shall be payable biweekly, or with such other frequency as officers of the Bank are generally paid. During the term of this Agreement, the Base Salary shall be reviewed at least annually by the Board or by a committee designated by the Board, and the Bank may increase, but not decrease (except for a decrease that is generally applicable to all employees) Executive's Base Salary. Any increase in Base Salary shall become "Base Salary" for purposes of this Agreement.
(b) Bonus and Incentive Compensation.  Executive shall be entitled to equitable participation in incentive compensation and bonuses in any plan or arrangement of the Bank or the Company in which Executive is eligible to participate.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) Employee Benefits.  The Bank shall provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or from which she was deriving benefit immediately prior to the commencement of the term of this Agreement, and the Bank shall not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect Executive's rights or benefits thereunder, except as to any changes that are applicable to all participating employees.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive will be entitled to participate in and receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank and/or the Company in the future to its senior executives, including any stock benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
(d) Paid Time Off.  Executive shall be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank's usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank's policies and procedures for senior executives.  Any unused paid time off during an annual period shall be treated in accordance with the Bank's personnel policies as in effect from time to time.
(e) Expense Reimbursements.  The Bank shall also pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require, provided that such payment or reimbursement shall be made as soon as practicable but in no event later than March 15 of the year following the  year in which such right to such payment or reimbursement occurred.
4.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.
(a) Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply; provided, however, that in the event such Event of Termination occurs within eighteen (18) months following a Change in Control (as defined in Section 5 hereof), Section 5 shall apply instead. As used in this Agreement, an "Event of Termination'' shall mean and include any one or more of the following:
(i)
the involuntary termination of Executive's employment hereunder by the Bank for any reason other than termination governed by Section 5 (in connection with or following a Change in Control), Section 6 (due to Disability or death), Section 7 (due to Retirement), or  Section 8 (for Cause), provided that such termination constitutes a "Separation from Service" within the meaning of Section 409A of the Internal Revenue Code ("Code"); or

(ii)	Executive's resignation from the Bank's employ upon any of the following, unless consented to by Executive:
(A) failure to appoint Executive to an executive position as set forth in Section 1, or a material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope than an executive position as described in Section 1, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Bank); provided that the appointment of Executive to a different executive position shall not constitute Good Reason;
(B) a relocation of Executive's principal place of employment to a location that is more than 20 miles from the location of the Bank's principal executive offices as of the date of this Agreement;
(C) a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Bank);
(D) a liquidation or dissolution of the Bank; or
(E) a material breach of this Agreement by the Bank.
Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation for "Good Reason" upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination.  The Bank shall have thirty (30) days to cure the condition giving rise to the Event of Termination, provided that the Bank may elect to waive said thirty (30) day period.
(b) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, the Base Salary and bonuses that Executive would be entitled to for the remaining unexpired term of the Agreement.  For purposes of determining the bonus(es) payable hereunder, the bonus(es) will be deemed to be equal to the highest bonus paid at any time for any of the prior three years.  Such payments shall be paid in a lump sum within ten (10) days of the Executive's Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination. Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 4 unless and until Executive executes a release of his claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.
(c) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a lump sum cash payment reasonably estimated to be equal to the present value of the contributions that would have been made on the Executive's behalf under the Bank's defined contribution plans (e.g., 401(k) Plan, ESOP, and any other defined contribution plan maintained by the Bank), as if Executive had continued working for the Bank for the remaining unexpired term of the Agreement following such Event of Termination, earning the salary that would have been achieved during such period.  Such payments shall be paid in a lump sum within ten (10) days of the Executive's Separation from Service and shall not be reduced in the event Executive obtains other employment following the Event of Termination.
(d) Upon the occurrence of an Event of Termination, the Bank shall provide, at the Bank's expense, for the remaining unexpired term of the Agreement, nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for Executive prior to the Event of Termination, except to the extent such coverage may be changed in its application to all full time Bank employees.  Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within ten (10) days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.
(e) For purposes of this Agreement, a "Separation from Service" shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 12 months immediately preceding the Event of Termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).  If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under sub-paragraph (b) or (c) of this Section 4 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive's Separation from Service.

5.   CHANGE IN CONTROL.
(a) Any payments made to Executive pursuant to this Section 5 are in lieu of any payments that may otherwise be owed to Executive pursuant to this Agreement under Section 4, such that Executive shall either receive payments pursuant to Section 4 or pursuant to Section 5, but not pursuant to both Sections.

(b) For purposes of this Agreement, the term "Change in Control" shall mean:
(1)
Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another Bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(2)	Acquisition of Significant Share Ownership: A person or persons acting in concert hereinafter becomes the beneficial owner of 25% or more of a class of the Company's or the Bank's voting securities;
(3)
Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company's or the Bank's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's or the Bank's Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.
(c)  Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), Executive, shall receive as severance pay or liquidated damages, or both, a lump sum cash payment equal to three times the sum of (i) Executive's highest annual rate of Base Salary paid to Executive at any time under this Agreement, plus (ii) the highest bonus paid to Executive with respect to the three completed fiscal years prior to the Change in Control.  Such payment shall be paid in a lump sum within ten (10) days of the Executive's Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination.
(d) Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a lump sum cash payment reasonably estimated to be equal to the present value of the contributions that would have been made on Executive's behalf under the Bank's defined contribution plans (e.g., 401(k) Plan, ESOP, and any other defined contribution plan maintained by the Bank), as if Executive had continued working for the Bank for thirty-six (36) months after the effective date of such termination of employment, earning the salary that would have been achieved during such period.  Such payments shall be paid in a lump sum within ten (10) days of the Executive's Separation from Service and shall not be reduced in the event Executive obtains other employment following the Event of Termination.  If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under this sub-paragraph (c) or (d) of this Section 5 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive's Separation from Service.
(e) Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), the Bank (or its successor) shall provide at the Bank's (or its successor's) expense, nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Bank employees and then the coverage provided to Executive shall be commensurate with such changed coverage.  Such coverage shall cease thirty-six (36) months following the termination of Executive's employment.  Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within ten (10) days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.
6.    TERMINATION FOR DISABILITY OR DEATH.
(a) Termination of Executive's employment based on "Disability" shall be construed to comply with Section 409A of the Internal Revenue Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. The provisions of Sections 6(b) and (c) shall apply upon the termination of the Executive's employment based on Disability.  For the avoidance of doubt, if an Executive receives benefits under Sections 6(b) and 6(c) of this Agreement, the Executive (and beneficiary, as applicable) shall not be entitled to any other benefits under this Agreement, including the death benefits in Section 6(d) of this Agreement, in the event the Executive dies during the term of Disability.  Upon the determination that Executive has suffered a Disability, disability payments hereunder shall commence within thirty (30) days.

(b) Executive shall be entitled to receive benefits under any short-term or long-term disability plan maintained by the Bank.  To the extent such benefits are less than Executive's Base Salary, the Bank shall pay Executive an amount equal to the difference between such disability plan benefits and the amount of Executive's Base Salary for the longer of  one (1) year following the termination of his employment due to Disability or the remaining term of this Agreement, which shall be payable in accordance with the regular payroll practices of the Bank.
(c) The Bank shall cause to be continued life insurance coverage and non-taxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for Executive prior to the termination of his employment based on Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated based on Disability.  This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank; (ii) Executive's full-time employment by another employer; (iii) expiration of the remaining term of this Agreement; or (iv) Executive's death.
(d) In the event of Executive's death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive's Base Salary at the rate in effect at the time of Executive's death in accordance with the regular payroll practices of the Bank for a period of one (1) year from the date of Executive's death, and the Bank shall continue to provide non-taxable medical, dental and other insurance benefits normally provided for Executive's family (in accordance with its customary co-pay percentages) for twelve (12) months after Executive's death.  Such payments are in addition to any other life insurance benefits that Executive's beneficiaries may be entitled to receive under any employee benefit plan maintained by the Bank for the benefit of Executive, including, but not limited to, the Bank's tax-qualified retirement plans.
7.    TERMINATION UPON RETIREMENT.
Termination of Executive's employment based on "Retirement" shall mean termination of Executive's employment at any time after Executive reaches age 65 or in accordance with any retirement policy established by the Board with Executive's consent with respect to her.  Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.
8.    TERMINATION FOR CAUSE.
(a) The Bank may terminate Executive's employment at any time, but any termination other than termination for "Cause," as defined herein, shall not prejudice Executive's right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after termination for "Cause."
(b) The term termination for "Cause" shall mean termination because of Executive's: (i) personal dishonesty; (ii) incompetence; (iii) willful misconduct; (iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform stated duties; (vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or (vii) material breach of any provision of this Agreement.  Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof.  Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Cause as described above, the Board may suspend the Executive from her duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting  at which the Executive shall be given the opportunity to be heard before the Board.  Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 10 below.
9.    RESIGNATION FROM BOARDS OF DIRECTORS
In the event of Executive's termination of employment due to an Event of Termination, Executive's service as a director of the Bank, the Company, and any affiliate of the Bank or the Company shall immediately terminate.  This Section 9 shall constitute a resignation notice for such purposes.

10.   NOTICE.
(a) Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to Executive.  If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 20.  Notwithstanding the pendency of any such dispute, the Bank shall discontinue paying Executive's compensation until the dispute is finally resolved in accordance with this Agreement.  If it is determined that Executive is entitled to compensation and benefits under Section 4 or 5, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).
(b) Any other purported termination by the Bank or by Executive shall be communicated by a "Notice of Termination" (as defined in Section 10(c)) to the other party.  If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 20.  Notwithstanding the pendency of any such dispute, the Bank shall continue to pay Executive her Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is 36 months from the date the Notice of Termination is given.  In the event the voluntary termination by Executive of her employment is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to her pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time, if it is determined in arbitration that Executive's voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for her voluntary termination.  If it is determined that Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 10 shall offset the amount of any severance benefits that are due to Executive under this Agreement.
(c) For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.
11.   POST-TERMINATION OBLIGATIONS.
(a) Executive hereby covenants and agrees that, for a period of one year following her termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or the Company, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or the Company, or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within 20 miles of the locations in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office;

(ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other financial services entity or business that competes with the business of the Bank or its affiliates or has headquarters or offices within twenty-five (25) miles of any of the Company's or Bank's offices; provided, however, that this restriction shall not apply if Executive's employment is terminated in connection with a Change in Control or if Executive does not have any right to or waives (or returns to the Bank) any payments under Section 4 hereof; or

(b)   As used in this Agreement, "Confidential Information" means information belonging to the Bank which is of value to the Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Bank.

 Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Bank, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain.  The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Bank with respect to all Confidential Information. At all times, both during the Executive's employment with the Bank and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Bank, except as may be necessary in the ordinary course of performing the Executive's duties to the Bank.

(c) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.
(d) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 11.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Section 11, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

12.    SOURCE OF PAYMENTS.
All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company may accede to this Agreement but only for the purposed of guaranteeing payment and provision of all amounts and benefits due hereunder to Executive.

13.    EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, including the Prior Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided in an agreement that does not constitute an employment agreement.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.
14.    NO ATTACHMENT; BINDING ON SUCCESSORS.
(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.
15.    MODIFICATION AND WAIVER.
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
16.    REQUIRED PROVISIONS.
(a) The Bank may terminate Executive's employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive's right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.
(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(d) If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
(e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the "Regulator") or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Regulator or his or her designee at the time the Regulator or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Regulator to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.
(f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
17.    SEVERABILITY.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
18.    HEADINGS FOR REFERENCE ONLY.
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
19.    GOVERNING LAW.
This Agreement shall be governed by the laws of the State of Indiana except to the extent superseded by federal law.

20.    ARBITRATION.
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes ("National Rules") then in effect.  One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Bank and the third arbitrator shall be selected by the arbitrators selected by the parties.  If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.
21.    INDEMNIFICATION.
(a) Executive shall be provided with coverage under a standard directors' and officers' liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of her having been a director or officer of the Bank or any affiliate (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.  Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.
(b) Any indemnification by the Bank shall be subject to compliance with any applicable regulations of the Federal Deposit Insurance Corporation.
22.    NOTICE.
For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:
To the Bank:	West End Bank, S.B. 34 South 7th Street Richmond, Indiana 47374
To Executive:	Shelley D. Miller At the address last appearing on the personnel records of the Bank

SIGNATURES
IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, on the date first above written.
WEST END BANK, S.B.

By:	/s/ John P. McBride

WEST END INDIANA BANCSHARES, INC.

By:	/s/ John P. McBride

EXECUTIVE:

By:	/s/ Shelley D. Miller Shelley D. Miller Executive Vice President, Chief Financial Officer and Secretary